SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 _________________
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. )*

Equity Residential
(Name of Issuer)

Common Shares of Beneficial Interest, par value $0.01 per share	29476L107
(Title of class of securities)	(CUSIP number)

February 27, 2013
(Date of Event Which Requires Filing of this Statement) Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☐ Rule 13d-1(b) ☒ Rule 13d-1(c) ☐ Rule 13d-1(d)
_________________

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	29476L107	13G	Page 2

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:	LEHMAN BROTHERS HOLDINGS INC. 13-3216325
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [_]
3		SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER:	34,468,085
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER:	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER:	34,468,085
PERSON WITH	8	SHARED DISPOSITIVE POWER:	0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	34,468,085
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):	9.57%1
12	TYPE OF REPORTING PERSON:	CO

_______________________________
1 Based on 359,988,389 common shares of beneficial interest of Equity Residential outstanding as of February 28, 2013, as reported on Form S-3ASR filed by Equity Residential on March 7, 2013.

CUSIP No.	29476L107	13G	Page 3

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:	ACQ SPV I HOLDINGS LLC 45-4288455
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [_]
3		SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER:	0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER:	34,468,085
EACH REPORTING	7	SOLE DISPOSITIVE POWER:	0
PERSON WITH	8	SHARED DISPOSITIVE POWER:	34,468,085
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	34,468,085
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):	9.57%1
12	TYPE OF REPORTING PERSON:	OO

CUSIP No.	29476L107	13G	Page 4

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:	LEHMAN ALI INC. 13-3695935
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [_]
3		SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER:	34,468,085
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER:	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER:	34,468,085
PERSON WITH	8	SHARED DISPOSITIVE POWER:	0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	34,468,085
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):	9.57%1
12	TYPE OF REPORTING PERSON:	CO

CUSIP No.	29476L107	13G	Page 5

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:	LEHMAN COMMERCIAL PAPER INC. 13-2501865
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [_]
3		SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	New York
NUMBER OF SHARES	5	SOLE VOTING POWER:	34,468,085
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER:	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER:	34,468,085
PERSON WITH	8	SHARED DISPOSITIVE POWER:	0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	34,468,085
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):	9.57%1
12	TYPE OF REPORTING PERSON:	CO

CUSIP No.	29476L107	13G	Page 6

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:	ACQ SPV II PAPER LLC 80-0775151
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [_]
3		SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER:	0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER:	34,468,085
EACH REPORTING	7	SOLE DISPOSITIVE POWER:	0
PERSON WITH	8	SHARED DISPOSITIVE POWER:	34,468,085
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	34,468,085
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):	9.57%1
12	TYPE OF REPORTING PERSON:	OO

CUSIP No.	29476L107	13G	Page 7

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:	REAL ESTATE PRIVATE EQUITY INC. 20-2624484
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [_]
3		SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER:	34,468,085
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER:	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER:	34,468,085
PERSON WITH	8	SHARED DISPOSITIVE POWER:	0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	34,468,085
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):	9.57%1
12	TYPE OF REPORTING PERSON:	CO

CUSIP No.	29476L107	13G	Page 8

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:	REPE JUPITER GP HOLDINGS LLC 26-1385134
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [_]
3		SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER:	0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER:	34,468,085
EACH REPORTING	7	SOLE DISPOSITIVE POWER:	0
PERSON WITH	8	SHARED DISPOSITIVE POWER:	34,468,085
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	34,468,085
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):	9.57%1
12	TYPE OF REPORTING PERSON:	OO

CUSIP No.	29476L107	13G	Page 9

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:	JUPITER MULTIFAMILY (GOVERNANCE) LLC 26-1156385
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [_]
3		SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER:	34,468,085
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER:	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER:	34,468,085
PERSON WITH	8	SHARED DISPOSITIVE POWER:	0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	34,468,085
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):	9.57%1
12	TYPE OF REPORTING PERSON:	OO

CUSIP No.	29476L107	13G	Page 10

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:	JUPITER MULTIFAMILY (GP) LLC 26-1156478
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [_]
3		SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER:	34,468,085
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER:	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER:	34,468,085
PERSON WITH	8	SHARED DISPOSITIVE POWER:	0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	34,468,085
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):	9.57%1
12	TYPE OF REPORTING PERSON:	OO

CUSIP No.	29476L107	13G	Page 11

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:	JUPITER MULTIFAMILY JV LP 26-1156636
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [_]
3		SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER:	34,468,085
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER:	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER:	34,468,085
PERSON WITH	8	SHARED DISPOSITIVE POWER:	0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	34,468,085
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):	9.57%1
12	TYPE OF REPORTING PERSON:	PN

CUSIP No.	29476L107	13G	Page 12

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:	JUPITER ENTERPRISE GP LLC 27-1477634
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [_]
3		SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER:	34,468,085
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER:	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER:	34,468,085
PERSON WITH	8	SHARED DISPOSITIVE POWER:	0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	34,468,085
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):	9.57%1
12	TYPE OF REPORTING PERSON:	OO

CUSIP No.	29476L107	13G	Page 13

1	NAME OF REPORTING PERSONS: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:	JUPITER ENTERPRISE LP 26-1156715
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [_] (b) [_]
3		SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER:	34,468,085
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER:	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER:	34,468,085
PERSON WITH	8	SHARED DISPOSITIVE POWER:	0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	34,468,085
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):	9.57%1
12	TYPE OF REPORTING PERSON:	PN

Item 1(a)	Name of Issuer:

Equity Residential (the “Issuer”)

Item 1(b)                      Address of Issuer’s Principal Executive Offices:

Two North Riverside Plaza, Suite 400
Chicago, IL 60606

Item 2(a)                      Name of Persons Filing:

(i)	Lehman Brothers Holdings Inc.
(ii)	ACQ SPV I Holdings LLC
(iii)	Lehman ALI Inc.
(iv)	Lehman Commercial Paper Inc.
(v)	ACQ SPV II Paper LLC
(vi)	Real Estate Private Equity Inc.
(vii)	REPE Jupiter GP Holdings LLC
(viii)	Jupiter Multifamily (Governance) LLC
(ix)	Jupiter Multifamily (GP) LLC
(x)	Jupiter Multifamily JV LP
(xi)	Jupiter Enterprise GP LLC
(xii)	Jupiter Enterprise LP

Item 2(b)                      Address of Principal Business Office or, if None, Residence:

Lehman Brothers Holdings Inc.
1271 Avenue of the Americas
New York, New York 10020

ACQ SPV I Holdings LLC
c/o Lehman Brothers Holdings Inc.
1271 Avenue of the Americas
New York, New York 10020

Lehman ALI Inc.
c/o Lehman Brothers Holdings Inc.
1271 Avenue of the Americas
New York, New York 10020

Lehman Commercial Paper Inc.
c/o Lehman Brothers Holdings Inc.
1271 Avenue of the Americas
New York, New York 10020

ACQ SPV II Paper LLC
c/o Lehman Brothers Holdings Inc.
1271 Avenue of the Americas
New York, New York 10020

Real Estate Private Equity Inc.
c/o Lehman Brothers Holdings Inc.
1271 Avenue of the Americas
New York, New York 10020

REPE Jupiter GP Holdings LLC
c/o Lehman Brothers Holdings Inc.
1271 Avenue of the Americas
New York, New York 10020

Jupiter Multifamily (Governance) LLC
c/o Lehman Brothers Holdings Inc.
1271 Avenue of the Americas
New York, New York 10020

Jupiter Multifamily (GP) LLC
c/o Lehman Brothers Holdings Inc.
1271 Avenue of the Americas
New York, New York 10020

Jupiter Multifamily JV LP
c/o Lehman Brothers Holdings Inc.
1271 Avenue of the Americas
New York, New York 10020

Jupiter Enterprise GP LLC
c/o Lehman Brothers Holdings Inc.
1271 Avenue of the Americas
New York, New York 10020

Jupiter Enterprise LP
c/o Lehman Brothers Holdings Inc.
1271 Avenue of the Americas
New York, New York 10020

Item 2(c)                      Citizenship:

Lehman Brothers Holdings Inc. is a corporation organized under the laws of the State of Delaware.

ACQ SPV I Holdings LLC is a limited liability company organized under the laws of the State of Delaware.

Lehman ALI Inc. is a corporation organized under the laws of the State of Delaware.

Lehman Commercial Paper Inc. is a corporation organized under the laws of the State of New York.

ACQ SPV II Paper LLC is a limited liability company organized under the laws of the State of Delaware.

Real Estate Private Equity Inc. is a corporation organized under the laws of the State of Delaware.

REPE Jupiter GP Holdings LLC is a limited liability company organized under the laws of the State of Delaware.

Jupiter Multifamily (Governance) LLC is a limited liability company organized under the laws of the State of Delaware.

Jupiter Multifamily (GP) LLC is a limited liability company organized under the laws of the State of Delaware.

Jupiter Multifamily JV LP is a limited partnership organized under the laws of the State of Delaware.

Jupiter Enterprise GP LLC  is limited liability company organized under the laws of the State of Delaware.

Jupiter Enterprise LP is a limited partnership organized under the laws of the State of Delaware.

Item 2(d)                      Title of class of securities:

Common shares of beneficial interest, par value $0.01 per share.

Item 2(e)                      CUSIP No.:

29476L107

Item 3	If This Statement Is Filed Pursuant To Rule 13d-1(b), Or 13d-2(b) Or (c), Check Whether The Person Filing Is:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act

(b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act

(d) [ ] Investment company registered under Section 8 of the Investment Company Act

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

(f) [ ] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

(j) [ ] A non-U.S. institution in accordance with Rule 13d–1(b)(1)(ii)(J)

(k) [ ] Group, in accordance with Rule 13d–1(b)(1)(ii)(K)

If filing as a non-U.S. institution in accordance with Rule 13d–1(b)(1)(ii)(J), please specify the type of institution:

Item 4                      Ownership

(a)           Amount beneficially owned:

See Item 9 of cover pages.

(b)           Percent of class:

See Item 11 of cover pages.

(c)           Number of shares as to which the person has:

(i) sole power to vote or to direct the vote
(ii) shared power to vote or to direct the vote
(iii) sole power to dispose or to direct the disposition
(iv) shared power to dispose or to direct the disposition

See Items 5-8 of cover pages.

Item 5                      Ownership Of Five Percent Or Less Of A Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following.| |

Item 6	Ownership Of More Than Five Percent On Behalf Of Another Person

Not applicable.

Item 7	Identification And Classification Of The Subsidiary Which Acquired The Security Being Reported On By The Parent Holding Company Or Control Person

Jupiter Enterprise LP is the direct owner of the common shares of beneficial interest of the Issuer reported herein (the “Shares”).  Jupiter Enterprise LP is managed by its general partner, Jupiter Enterprise GP LLC.  Jupiter Enterprise

GP LLC is managed by its managing member, Jupiter Multifamily JV LP.  Jupiter Multifamily JV LP is managed by its general partner, Jupiter Multifamily (GP) LLC, which is managed by its general partner, Jupiter Multifamily (Governance) LLC.  REPE Jupiter GP Holdings LLC, ACQ SPV II Paper LLC and ACQ SPV I Holdings LLC are the sole members of Jupiter Multifamily (Governance) LLC.  REPE Jupiter GP Holdings LLC is managed by its sole member, Real Estate Private Equity Inc., which is a wholly-owned subsidiary of Lehman Brother Holdings Inc.  ACQ SPV II Paper LLC is managed by Lehman Commercial Paper Inc.  Lehman Commercial Paper Inc. is a wholly-owned subsidiary of Lehman ALI Inc., which is a wholly owned subsidiary of Lehman Brothers Holdings Inc.  ACQ SPV I Holdings LLC is managed by its sole member, Lehman Brothers Holdings Inc.  The sole share of stock of Lehman Brothers Holdings Inc. is owned by Lehman Brothers Holdings Inc. Plan Trust.  Despite this ownership, the Lehman Brothers Holdings Inc. Plan Trust does not have any voting or investment discretion with respect to the Shares reported herein.

Under the rules and regulations of the Securities and Exchange Commission regarding beneficial ownership, Jupiter Enterprise GP LLC, Jupiter Multifamily JV LP, Jupiter Multifamily (GP) LLC, Jupiter Multifamily (Governance) LLC, REPE Jupiter GP Holdings LLC, Real Estate Private Equity Inc., ACQ SPV II Paper LLC, Lehman Commercial Paper Inc., Lehman ALI Inc., ACQ SPV I Holdings LLC, and Lehman Brothers Holdings Inc. may be deemed to have voting and investment power over the Shares owned by Jupiter Enterprise LP.

Item 8                      Identification And Classification Of Members Of The Group

Not applicable.

Item 9                      Notice Of Dissolution Of Group

Not applicable.

Item 10                      Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect other than activities solely in connection with a nomination under § 240.14a-11.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:           March 7, 2013

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ William J. Fox
	Name:	William J. Fox
	Title:	Executive Vice President and Chief Financial Officer

ACQ SPV I HOLDINGS LLC

By: Lehman Brothers Holdings Inc., its managing member

By:	/s/ William J. Fox
	Name:	William J. Fox
	Title:	Executive Vice President and Chief Financial Officer

LEHMAN ALI INC.

By:	/s/ William J. Fox
	Name:	William J. Fox
	Title:	Executive Vice President and Chief Financial Officer

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ William J. Fox
	Name:	William J. Fox
	Title:	Executive Vice President and Chief Financial Officer

ACQ SPV II PAPER LLC

By: Lehman Commercial Paper Inc., its managing member

By:	/s/ William J. Fox
	Name:	William J. Fox
	Title:	Executive Vice President and Chief Financial Officer

REAL ESTATE PRIVATE EQUITY INC.

By:	/s/ William J. Fox
	Name:	William J. Fox
	Title:	Executive Vice President and Chief Financial Officer

REPE JUPITER GP HOLDINGS LLC

By: Real Estate Private Equity Inc., its managing member

By:	/s/ William J. Fox
	Name:	William J. Fox
	Title:	Executive Vice President and Chief Financial Officer

JUPITER MULTIFAMILY (GOVERNANCE) LLC

By: REPE Jupiter GP Holdings LLC, its managing member

By: Real Estate Private Equity Inc., its managing member

By:	/s/ William J. Fox
	Name:	William J. Fox
	Title:	Executive Vice President and Chief Financial Officer

JUPITER MULTIFAMILY (GP) LLC

By: Jupiter Multifamily (Governance) LLC, its sole member

By: REPE Jupiter GP Holdings LLC, its managing member

By: Real Estate Private Equity Inc., its managing member

By:	/s/ William J. Fox
	Name:	William J. Fox
	Title:	Executive Vice President and Chief Financial Officer

JUPITER MULTIFAMILY JV LP

By: Jupiter Multifamily (GP) LLC, its general partner

By: Jupiter Multifamily (Governance) LLC, its sole member

By: REPE Jupiter GP Holdings LLC, its managing member

By: Real Estate Private Equity Inc., its managing member

By:	/s/ William J. Fox
	Name:	William J. Fox
	Title:	Executive Vice President and Chief Financial Officer

JUPITER ENTERPRISE GP LLC

By: Jupiter Multifamily JV LP, its sole member

By: Jupiter Multifamily (GP) LLC, its general partner

By: Jupiter Multifamily (Governance) LLC, its sole member

By: REPE Jupiter GP Holdings LLC, its managing member

By: Real Estate Private Equity Inc., its managing member

By:	/s/ William J. Fox
	Name:	William J. Fox
	Title:	Executive Vice President and Chief Financial Officer

JUPITER ENTERPRISE LP

By: Jupiter Enterprise GP LLC, its general partner

By: Jupiter Multifamily JV LP, its sole member

By: Jupiter Multifamily (GP) LLC, its general partner

By: Jupiter Multifamily (Governance) LLC, its sole member

By: REPE Jupiter GP Holdings LLC, its managing member

By: Real Estate Private Equity Inc., its managing member

By:	/s/ William J. Fox
	Name:	William J. Fox
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
1
Joint Filing Agreement, dated March 7, 2013, among Lehman Brothers Holdings Inc., ACQ SPV I Holdings LLC, Lehman ALI Inc., Lehman Commercial Paper Inc., ACQ SPV II Paper LLC, Real Estate Private Equity Inc., REPE Jupiter GP Holdings LLC, Jupiter Multifamily (Governance) LLC, Jupiter Multifamily (GP) LLC, Jupiter Multifamily JV LP, Jupiter Enterprise GP LLC and Jupiter Enterprise LP